Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS SECOND QUARTER 2022 RESULTS
GAAP Revenue Increases 7%; Underlying Revenue Rises 10%
Growth in GAAP Operating Income of 11% and Adjusted Operating Income of 8%
Second Quarter GAAP EPS Rises 19% to $1.91 and Adjusted EPS Increases 8% to $1.89
Six Months GAAP EPS Rises 14% to $4.01 and Adjusted EPS Increases 12% to $4.19

NEW YORK, July 21, 2022 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the second quarter ended June 30, 2022.
Dan Glaser, President and CEO, said: "Marsh McLennan delivered another strong quarter. We generated double-digit underlying growth, margin expansion and solid growth in adjusted EPS with momentum across all of our businesses. Our performance reflects continued demand for our advice and solutions and the value we deliver for clients."
Consolidated Results
Consolidated revenue in the second quarter of 2022 was $5.4 billion, an increase of 7% compared with the second quarter of 2021. On an underlying basis, revenue increased 10%. Operating income was $1.4 billion, an increase of 11% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 8% to $1.3 billion. Net income attributable to the Company was $967 million, or $1.91 per diluted share, compared with $1.60 in the second quarter of 2021. Adjusted earnings per share rose 8% to $1.89 per diluted share compared with $1.75 a year ago and included a headwind of 3 cents per share from foreign exchange.
For the six months ended June 30, 2022, consolidated revenue was $10.9 billion, an increase of 8% compared to the prior year period. On an underlying basis, revenue increased 10%. Operating income was $2.8 billion, an increase of 9% from a year ago. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 10% to $2.9 billion. Net income attributable to the Company was $2.0 billion, or $4.01 per diluted share, compared with $3.51 in the first six months of 2021. Adjusted earnings per share rose 12% to $4.19 per diluted share compared with $3.74 for the first six months of 2021.

Risk & Insurance Services
Risk & Insurance Services revenue was $3.3 billion in the second quarter of 2022, an increase of 5%, or 9% on an underlying basis. Operating income rose 2% to $967 million, and adjusted operating income was $1.0 billion, an increase of 9% versus a year ago. For the first six months ended June 30, 2022, revenue was $6.9 billion, an increase of 8%, or 10% on an underlying basis. Operating income rose 4% to $2.1 billion, and adjusted operating income was $2.2 billion, an increase of 11% versus a year ago.
Marsh's revenue in the second quarter was $2.8 billion, an increase of 9% on an underlying basis. In U.S./Canada, underlying revenue rose 10%. International operations produced underlying revenue growth of 9%, reflecting 14% growth in Latin America, 11% growth in Asia Pacific, and 7% growth in EMEA. For the first six months ended June 30, 2022, Marsh's underlying revenue growth was 10%.
Guy Carpenter's revenue in the second quarter was $522 million, an increase of 9% on an underlying basis. For the first six months ended June 30, 2022, Guy Carpenter's underlying revenue growth was 10%.
Consulting
Consulting revenue was $2.1 billion in the second quarter of 2022, an increase of 10% on both a reported and underlying basis. Operating income increased 39% to $475 million, and adjusted operating income increased 4% to $369 million. For the first six months ended June 30, 2022, Consulting revenue was $4.1 billion, an increase of 9%, or 10% on an underlying basis. Operating income of $867 million increased 23% and adjusted operating income increased 6% to $771 million.
Mercer's revenue in the second quarter was $1.4 billion, an increase of 7% on an underlying basis. Career revenue of $205 million was up 17% on an underlying basis. Health revenue of $587 million increased 10% on an underlying basis, and Wealth revenue of $597 million increased 1% on an underlying basis. For the first six months ended June 30, 2022, Mercer's revenue was $2.7 billion, an increase of 7% on an underlying basis.
Oliver Wyman’s revenue in the second quarter was $695 million, an increase of 16% on an underlying basis. For the first six months ended June 30, 2022, Oliver Wyman’s revenue was $1.4 billion, an increase of 16% on an underlying basis.
Other Items
The Company repurchased 3.8 million shares of stock for $600 million in the second quarter. Through six months, the Company has repurchased 7.0 million shares of stock for $1.1 billion.
Last week, the Board of Directors increased the quarterly dividend 10% to $0.590 per share, with the third quarter dividend payable on August 15, 2022.

In June, Marsh McLennan Agency (MMA) announced the acquisition of Clark Insurance, a leading independent insurance agency in Maine. In July, MMA announced the acquisition of CS Insurance Strategies, Inc., a full-service insurance agency based in Chicago.
Conference Call
A conference call to discuss second quarter 2022 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 374 5140. Callers from outside the United States should dial +1 404 400 0571. The access code for both numbers is 24128163. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 83,000 colleagues advise clients in 130 countries. With annual revenue of approximately $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from conflicts such as the war in Ukraine, slower GDP growth or recession, capital markets volatility and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity and data privacy regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$5,379	$5,017	$10,928	$10,100
Expense:
Compensation and benefits	3,010	2,860	6,110	5,667
Other operating expenses	1,005	929	2,009	1,847
Operating expenses	4,015	3,789	8,119	7,514
Operating income	1,364	1,228	2,809	2,586
Other net benefit credits	59	71	121	142
Interest income	1	1	2	1
Interest expense	(114)	(110)	(224)	(228)
Investment income	2	19	28	30
Income before income taxes	1,312	1,209	2,736	2,531
Income tax expense	334	382	672	706
Net income before non-controlling interests	978	827	2,064	1,825
Less: Net income attributable to non-controlling interests	11	7	26	22
Net income attributable to the Company	$967	$820	$2,038	$1,803
Net income per share attributable to the Company:
- Basic	$1.93	$1.61	$4.06	$3.55
- Diluted	$1.91	$1.60	$4.01	$3.51
Average number of shares outstanding:
- Basic	501	508	502	508
- Diluted	506	513	508	514
Shares outstanding at June 30	499	507	499	507

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$2,778	$2,650	5%	(3)%	(1)%	9%
Guy Carpenter	522	488	7%	(3)%	1%	9%
Subtotal	3,300	3,138	5%	(3)%	(1)%	9%
Fiduciary interest income	13	3
Total Risk and Insurance Services	3,313	3,141	5%	(3)%	(1)%	9%
Consulting
Mercer	1,389	1,274	9%	(5)%	7%	7%
Oliver Wyman Group	695	618	12%	(4)%	1%	16%
Total Consulting	2,084	1,892	10%	(5)%	5%	10%
Corporate Eliminations	(18)	(16)
Total Revenue	$5,379	$5,017	7%	(4)%	1%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$745	$796	(6)%	(7)%	(6)%	7%
Asia Pacific	382	347	10%	(7)%	6%	11%
Latin America	118	103	15%	—	1%	14%
Total International	1,245	1,246	—	(6)%	(2)%	9%
U.S./Canada	1,533	1,404	9%	—	—	10%
Total Marsh	$2,778	$2,650	5%	(3)%	(1)%	9%
Mercer:
Wealth	$597	$625	(5)%	(6)%	—	1%
Health	587	462	27%	(3)%	20%	10%
Career	205	187	11%	(6)%	—	17%
Total Mercer	$1,389	$1,274	9%	(5)%	7%	7%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$5,324	$4,975	7%	(3)%	—	10%
Guy Carpenter	1,521	1,383	10%	(2)%	1%	10%
Subtotal	6,845	6,358	8%	(2)%	—	10%
Fiduciary interest income	17	8
Total Risk and Insurance Services	6,862	6,366	8%	(2)%	—	10%
Consulting
Mercer	2,732	2,562	7%	(3)%	4%	7%
Oliver Wyman Group	1,362	1,203	13%	(3)%	—	16%
Total Consulting	4,094	3,765	9%	(3)%	2%	10%
Corporate Eliminations	(28)	(31)
Total Revenue	$10,928	$10,100	8%	(3)%	1%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$1,587	$1,633	(3)%	(6)%	(5)%	8%
Asia Pacific	703	621	13%	(6)%	5%	14%
Latin America	222	193	15%	(1)%	—	15%
Total International	2,512	2,447	3%	(5)%	(2)%	10%
U.S./Canada	2,812	2,528	11%	—	2%	10%
Total Marsh	$5,324	$4,975	7%	(3)%	—	10%
Mercer:
Wealth	$1,214	$1,248	(3)%	(4)%	—	1%
Health	1,111	949	17%	(2)%	10%	10%
Career	407	365	11%	(4)%	—	16%
Total Mercer	$2,732	$2,562	7%	(3)%	4%	7%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G in accordance with the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three and six months ended June 30, 2022 and 2021. The following tables also present adjusted operating margin. For the three and six months ended June 30, 2022 and 2021, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2022
Operating income (loss)	$967	$475	$(78)	$1,364
Operating margin	29.2%	22.8%	N/A	25.4%
Add (deduct) impact of noteworthy items:
Restructuring (a)	11	4	13	28
Changes in contingent consideration (b)	12	5	—	17
JLT acquisition-related costs (c)	11	—	3	14
JLT legacy legal charges (d)	11	(1)	—	10
Disposal of businesses (e)	—	(112)	—	(112)
Deconsolidation of the Russian businesses related charges	2	(2)	—	—
Operating income adjustments	47	(106)	16	(43)
Adjusted operating income (loss)	$1,014	$369	$(62)	$1,321
Total identified intangible amortization expense	$71	$12	$—	$83
Adjusted operating margin	32.8%	19.3%	N/A	26.7%

Three Months Ended June 30, 2021
Operating income (loss)	$950	$344	$(66)	$1,228
Operating margin	30.2%	18.1%	N/A	24.5%
Add (deduct) impact of noteworthy items:
Restructuring (a)	15	9	7	31
Changes in contingent consideration (b)	(5)	1	(3)	(7)
JLT acquisition-related costs (c)	11	1	—	12
Disposal of businesses (e)	(51)	1	—	(50)
Other	7	—	—	7
Operating income adjustments	(23)	12	4	(7)
Adjusted operating income (loss)	$927	$356	$(62)	$1,221
Total identified intangible amortization expense	$75	$14	$—	$89
Adjusted operating margin	32.4%	19.5%	N/A	26.4%

(a)Restructuring activities reflect costs related to the Company's global information technology and HR functions, JLT integration costs, Marsh operational excellence and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b)Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c)Includes retention costs related to the acquisition of JLT.
(d)Reflects charges and recoveries related to legacy JLT legal matters.
(e)Reflects a gain of $112 million on the sale of the Mercer U.S. affinity business during the second quarter of 2022. The second quarter of 2021 reflects a gain of $50 million primarily on the sale of the U.K. commercial networks business. These amounts are included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2022
Operating income (loss)	$2,088	$867	$(146)	$2,809
Operating margin	30.4%	21.2%	N/A	25.7%
Add (deduct) impact of noteworthy items:
Restructuring (a)	26	11	21	58
Changes in contingent consideration (b)	22	5	—	27
JLT acquisition-related costs (c)	20	1	3	24
JLT legacy legal charges (d)	14	(11)	—	3
Disposal of businesses (e)	—	(112)	—	(112)
Deconsolidation of Russian businesses and other related charges (f)	42	10	—	52
Legal claims (g)	30	—	—	30
Operating income adjustments	154	(96)	24	82
Adjusted operating income (loss)	$2,242	$771	$(122)	$2,891
Total identified intangible amortization expense	$149	$25	$—	$174
Adjusted operating margin	34.7%	19.9%	N/A	28.2%

Six Months Ended June 30, 2021
Operating income (loss)	$2,010	$705	$(129)	$2,586
Operating margin	31.6%	18.7%	N/A	25.6%
Add (deduct) impact of noteworthy items:
Restructuring (a)	32	20	13	65
Changes in contingent consideration (b)	1	(5)	(3)	(7)
JLT acquisition-related costs (c)	22	2	—	24
Disposal of businesses (e)	(53)	4	—	(49)
Other	7	—	—	7
Operating income adjustments	9	21	10	40
Adjusted operating income (loss)	$2,019	$726	$(119)	$2,626
Total identified intangible amortization expense	$161	$28	$—	$189
Adjusted operating margin	34.5%	20.0%	N/A	28.0%

(a)Restructuring activities reflect costs related to the Company's global information technology and HR functions, JLT integration costs, Marsh operational excellence and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b)Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c)Includes retention costs related to the acquisition of JLT.
(d)Reflects charges and recoveries related to legacy JLT legal matters.
(e)Reflects a gain of $112 million on the sale of the Mercer U.S. affinity business during the second quarter of 2022. The second quarter of 2021 reflects a gain of $49 million primarily on the sale of the U.K. commercial networks business. These amounts are included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.
(f)Loss on deconsolidation of Russian businesses and other related charges. The loss on deconsolidation of $39 million is included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue used in the calculation of adjusted operating margin.
(g)Settlement charges and legal costs related to strategic recruiting.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Six Months Ended June 30
(In millions, except per share data)
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$978			$827
Less: Non-controlling interest, net of tax		11			7
Subtotal		$967	$1.91		$820	$1.60
Operating income adjustments	$(43)			$(7)
Investments adjustment (a)	1			(1)
Pension settlement adjustment (b)	1			—
Income tax effect of adjustments (c)	33			(12)
Impact of U.K. tax rate change (d)	—			100
		(8)	(0.02)		80	0.15
Adjusted income, net of tax		$959	$1.89		$900	$1.75

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$2,064			$1,825
Less: Non-controlling interest, net of tax		26			22
Subtotal		$2,038	$4.01		$1,803	$3.51
Operating income adjustments	$82			$40
Investments adjustment (a)	(8)			(1)
Pension settlement adjustment (b)	1			—
Income tax effect of adjustments (c)	15			(21)
Impact of U.K. tax rate change (d)	—			100
		90	0.18		118	0.23
Adjusted income, net of tax		$2,128	$4.19		$1,921	$3.74

(a) Represents mark-to-market losses and gains, primarily related to the Company’s investment in Alexander Forbes ("AF").
(b) Charges resulting from lump sum pension settlements elected by participants.
(c) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(d) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Six Months Ended June 30
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Consolidated
Compensation and benefits	$3,010	$2,860	$6,110	$5,667
Other operating expenses	1,005	929	2,009	1,847
Total expenses	$4,015	$3,789	$8,119	$7,514

Depreciation and amortization expense	$85	$104	$174	$201
Identified intangible amortization expense	83	89	174	189
Total	$168	$193	$348	$390

Stock option expense	$7	$4	$12	$25

Risk and Insurance Services
Compensation and benefits	$1,750	$1,632	$3,551	$3,242
Other operating expenses	596	559	1,223	1,114
Total expenses	$2,346	$2,191	$4,774	$4,356

Depreciation and amortization expense	$40	$58	$83	$108
Identified intangible amortization expense	71	75	149	161
Total	$111	$133	$232	$269

Consulting
Compensation and benefits	$1,145	$1,110	$2,309	$2,184
Other operating expenses	464	438	918	876
Total expenses	$1,609	$1,548	$3,227	$3,060

Depreciation and amortization expense	$27	$29	$53	$58
Identified intangible amortization expense	12	14	25	28
Total	$39	$43	$78	$86

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$909	$1,752
Net receivables	6,286	5,586
Other current assets	974	926
Total current assets	8,169	8,264

Goodwill and intangible assets	18,501	19,127
Fixed assets, net	863	847
Pension related assets	2,160	2,270
Right of use assets	1,744	1,868
Deferred tax assets	537	551
Other assets	1,466	1,461
TOTAL ASSETS	$33,440	$34,388

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,311	$17
Accounts payable and accrued liabilities	3,029	3,165
Accrued compensation and employee benefits	1,914	2,942
Current lease liabilities	314	332
Accrued income taxes	448	198
Total current liabilities	7,016	6,654

Fiduciary liabilities	10,530	9,622
Less - cash and cash equivalents held in a fiduciary capacity	(10,530)	(9,622)
	—	—
Long-term debt	10,487	10,933
Pension, post-retirement and post-employment benefits	1,407	1,632
Long-term lease liabilities	1,752	1,880
Liabilities for errors and omissions	340	355
Other liabilities	1,521	1,712

Total equity	10,917	11,222
TOTAL LIABILITIES AND EQUITY	$33,440	$34,388

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Operating cash flows:
Net income before non-controlling interests	$2,064	$1,825
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	348	390
Non-cash lease expense	152	158
Deconsolidation of Russian businesses	39	—
Share-based compensation expense	194	176
Net (gain) loss on investments, disposition of assets and other	(130)	(66)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(992)	(630)
Provision for taxes, net of payments and refunds	235	297
Net receivables	(978)	(626)
Other changes to assets and liabilities	40	(415)
Contributions to pension and other benefit plans in excess of current year credit	(226)	(187)
Operating lease liabilities	(166)	(172)
Net cash provided by operations	580	750
Financing cash flows:
Purchase of treasury shares	(1,100)	(434)
Net proceeds from issuance of commercial paper	944	—
Repayments of debt	(8)	(509)
Net issuance of common stock from treasury shares	(115)	(23)
Net distributions of non-controlling interests and deferred/contingent consideration	(104)	(47)
Dividends paid	(547)	(478)
Increase in fiduciary liabilities	1,428	1,277
Net cash provided by (used for) financing activities	498	(214)
Investing cash flows:
Capital expenditures	(239)	(151)
Net purchase of long-term investments and other	(3)	(4)
Dispositions	135	81
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(151)	(350)
Net cash used for investing activities	(258)	(424)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(755)	38
Increase in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	65	150
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	11,374	10,674
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$11,439	$10,824

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Six Months Ended June 30,	2022	2021
(In millions)
Cash and cash equivalents	$909	$888
Cash and cash equivalents held in a fiduciary capacity	10,530	9,936
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$11,439	$10,824